EXHIBIT (a)(20)

Investor Contacts:	Press Contacts:
Frank Yoshino	Katherine Lane
Vice President, Finance	Manager, Public Relations
(714) 885-3697	(714) 885-3828

Dan Burch/Amy Bilbija	Andrew Cole/Diane Henry
MacKenzie Partners	Sard Verbinnen & Co
(212) 929-5500	(415) 618-8750
Glass Lewis Recommends Emulex Stockholders Reject
Broadcom Consent Solicitation
Recommends Stockholders Use the WHITE Proxy Card Provided by Emulex
to Revoke Consent on All Broadcom Proposals
Emulex Provides Additional Materials Regarding Inadequate Broadcom
Offer and Solicitation, and Details Voting Instructions at www.emulexvalue.com
COSTA MESA, Calif., June 22, 2009 – Emulex Corporation (NYSE:ELX) today announced that Glass Lewis & Co., a leading proxy advisory firm, recommends against the consent solicitation initiated by Broadcom Corporation (Nasdaq: BRCM) in relation to Broadcom’s $9.25 per share tender offer. Glass Lewis recommends against all five of Broadcom’s consent solicitation proposals. Glass Lewis recommends stockholders use the WHITE proxy card mailed to them by Emulex to place their votes and that stockholders should not sign the gold proxy card provided by Broadcom. Emulex also announced that it has updated its related website, www.emulexvalue.com, with additional materials for stockholders including a new presentation regarding the Broadcom offer and solicitation, as well as detailed instructions on how to reject Broadcom’s solicitation. Emulex urges its stockholders to review these important materials that highlight why Broadcom’s offer significantly undervalues Emulex, respond to certain misleading statements by Broadcom and underscore why revoking consent to Broadcom’s proposal is in the best interests of Emulex stockholders.
In their report, Glass Lewis stated, “[W]e note that the governance reforms have been submitted by Broadcom merely in an effort to force an acquisition of the Company...In our opinion,

Broadcom has little interest in the long-term corporate governance of the Company unless such changes support the Dissident’s hostile takeover of the Company.”
The Glass Lewis report also commented: “[W]e find no reason to believe that Emulex’s board has not acted in the best interests of shareholders... Furthermore, support of the proposals could potentially enable Broadcom to acquire Emulex for $9.25 per share, which is below the current trading value of the Company’s shares.”
Commenting on the report, Emulex President and Chief Executive Officer, Jim McCluney said, “We are pleased Glass Lewis recognizes that Broadcom’s consent solicitation is not in Emulex stockholders’ best interests and that Broadcom’s proposals are solely aimed at furthering their inadequate offer. We appreciate the broad support we have received from stockholders on the Board’s recommendation against Broadcom’s offer, and we continue to urge stockholders to reject Broadcom’s consent solicitation.”
In its presentation filed with the Securities and Exchange Commission on June 17, Emulex highlights key issues for stockholders to consider regarding Broadcom’s tender offer and related consent solicitation including:
Emulex believes that Broadcom’s bid is an opportunistic attempt to acquire Emulex on the cheap.
•	Emulex has a strong core business with attractive scale and margins and Emulex’s recent design wins in converged networking highlight the opportunities for additional value creation at Emulex.
•	Emulex believes their stockholders agree — less than 3% of shares were tendered into Broadcom’s offer as of June 17.
Emulex’s peers and the broader market have posted significant gains since Broadcom made its bid, further underscoring the gross inadequacy of the offer.

•	Since Broadcom announced its offer, Emulex’s peer group[1] has traded up approximately 38% and 16%. If Emulex had traded in line with its peers, it would be trading at approximately $9.09 per share even in the absence of Broadcom’s offer and without reflecting the impact of recent design wins.
•	This implies that Broadcom’s offer is actually a 1.8% premium to where Emulex would be trading, or a potential discount if the recent design wins were reflected in Emulex’s stock price.
Emulex believes that Broadcom’s misleading statements are intended to create uncertainty and doubt about Emulex’s value in an attempt to justify their grossly inadequate offer.
•	Despite Broadcom’s assertions, Emulex has a long-history of revenue growth, a track record of capitalizing on new opportunities and a history of meeting or exceeding guidance.
•	In addition, Broadcom is attempting to mislead Emulex stockholders by suggesting that the Company has not been able to convert design wins into revenues — this both ignores the facts with respect to historical design wins, as well as confuses the timing of the impact from Emulex’s recent design wins.
Broadcom’s consent solicitation process, if successful, will embolden Broadcom and transfer leverage to Broadcom with no benefit to Emulex’s stockholders.
•	All stockholders should ask a simple question – WHY CONSENT TO AN INADEQUATE OFFER? The effective result of delivering Broadcom’s consent today is to allow Broadcom to call a special meeting, just a few weeks prior to the November 19, 2009 annual meeting, for the purpose of installing a full slate of new directors handpicked by Broadcom to further its inadequate offer.
To reject Broadcom’s tender offer and related consent solicitation, stockholders do NOT need to take any action on the GOLD colored card that they may have received from Broadcom. Instead, Emulex stockholders should sign and return the WHITE consent revocation card provided by Emulex.   Filling out and mailing this card will enable Emulex to keep informed of the process.  Also, any stockholder who filled out and mailed a GOLD card but wishes to revoke it can simply

[1]	Peer group includes Brocade Communications Systems Inc., Finisar Corporation, JDS Uniphase, LSI Corporation, and Q Logic. (June 17, 2009)

complete and mail a WHITE card.  Detailed instructions on how to complete the WHITE card can be found at www.emulexvalue.com or obtained by calling MacKenzie Partners, Inc. at 1-800-322-2885.
About Emulex
Emulex is the leader in converged networking solutions for the data center. Our Connectivity Continuum architecture provides intelligent networking services that transition today’s infrastructure into tomorrow’s unified network ecosystem. Emulex provides a single framework that intelligently connects every server, network and storage device within the data center. Through strategic collaboration and integrated partner solutions, Emulex provides its customers with industry leading business value, operational flexibility and strategic advantage. Emulex is listed on the New York Stock Exchange (NYSE:ELX) and has corporate headquarters in Costa Mesa, California. News releases and other information about Emulex Corporation are available at http://www.emulex.com.
Safe Harbor Statement
The statements set forth above include forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended, that may be subject to the “safe harbor” of those Acts. The safe harbor does not apply to forward-looking statements made in connection with a tender offer. These forward-looking statements involve risk and uncertainties. The company wishes to caution readers that a number of important factors could cause actual results to differ materially from those in the forward-looking statements. Those factors include the effect of Broadcom’s unsolicited tender offer to acquire all of Emulex’s outstanding common stock; the related consent solicitation of Broadcom and any related litigation on the company’s business; changes in economic conditions or changes in end user demand for technology solutions; Emulex’s dependence on a limited number of customers and the effects of the loss of, or decrease or delays in orders by, any such customers, or the failure of such customers to make payments; the rapidly changing nature of technology, evolving industry standards and frequent introductions of new products and enhancements by competitors; the effect of rapid migration of customers towards newer, lower cost product platforms; slower than expected growth of the storage networking market or the failure of the company’s Original Equipment Manufacturer (“OEM”) customers to successfully incorporate Emulex products into their systems; delays in product development; the highly competitive nature of the markets for Emulex’s products; Emulex’s ability to gain market acceptance for its products; any inadequacy of the company’s intellectual property protection or the potential for third-party claims of infringement; the company’s ability to attract and retain skilled personnel; and the company’s reliance on third-party suppliers. These and other factors which could cause actual results to differ materially from those in the forward-looking statements are also discussed in the company’s filings with the Securities and Exchange Commission (the “SEC”), including its recent filings on Forms 8-K, 10-K and 10-Q. All trademarks, trade names, service marks, and logos referenced herein belong to their respective companies.

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